Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Unitil Corporation and subsidiaries (the Company) on Amendment No. 1 to Form S-3 of our report dated February 8, 2008, relating to the consolidated financial statements of the Company as of and for the three years ended December 31, 2007 appearing in the Annual Report on Form 10-K of Unitil Corporation and subsidiaries for the year ended December 31, 2007 and to the reference to our Firm under the caption “Experts” in the Prospectus, which is part of such Registration Statement.

/s/    VITALE, CATURANO & COMPANY, LTD.

November 24, 2008

Boston, Massachusetts